TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT
AND DECLARATION OF TRUST
August 25, 2021
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:
WHEREAS, pursuant to an Agreement and Plan of Reorganization between Touchstone Credit Opportunities Fund (the “Acquiring Fund”), a series of the Touchstone Funds Group Trust, and Touchstone Dynamic Diversified Income Fund (the “Target Fund”), a series of the Trust, executed by the Trust pursuant to authorization granted by the Trustees of the Trust (the “Board”) at a Board meeting held on November 19, 2020, pursuant to notice duly given and at which a quorum consisting of at least a majority of the Trustees was present and acting throughout, the Target Fund (i) transferred all of its assets to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Target Fund; and (ii) distributed pro rata to Target Fund shareholders the Acquiring Fund shares received in complete liquidation and termination of the Target Fund; and
WHEREAS, as of the date hereof, there are no shares outstanding of the Target Fund.
RESOLVED, that pursuant Section 4.1 of the Declaration, the Shares of the Touchstone Dynamic Diversified Income Fund, and the establishment and designation thereof, are hereby abolished;
FURTHER RESOLVED, that Section 4.2 of the Declaration is hereby amended to remove the Touchstone Dynamic Diversified Income Fund as a Series of the Trust;
FURTHER RESOLVED, that pursuant to Section 4.1 of the Declaration, this instrument shall have the status of an amendment to the Declaration (the “Amendment”), and this Amendment shall be effective as of the date first written above;
FURTHER RESOLVED, that following execution of this Amendment the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed the Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston; and
FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all actions and steps, to approve, authorize, execute, and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary and appropriate to carry out the foregoing.

Capitalized terms used but not defined in this Amendment have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amendment as of the date first written above.

/s/ Karen Carnahan Karen Carnahan	/s/ Susan J. Hickenlooper Susan J. Hickenlooper
/s/ William C. Gale William C. Gale	/s/ Kevin A. Robie Kevin A. Robie
/s/ Jill T. McGruder Jill T. McGruder	/s/ William H. Zimmer III William H. Zimmer III

[Amendment to Amended and Restated Agreement and Declaration of Trust – Abolish Dynamic Diversified Income Fund]